July 31, 2008

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

Board Approves Second Quarter Dividend of 6.50%

I am pleased to report that our Board of Directors has approved the dividend rate for the second quarter of 2008 of 6.50% (annualized). The New York Home Loan Bank’s dividend rate for the first quarter of 2008 was 7.80%. The dollar amount of the second quarter dividend is approximately $79 million. The cash dividend was distributed to member financial institutions on July 31, 2008.

The FHLBNY’s retained earnings balance as of July 31, 2008, after the dividend payment, is approximately $340 million. Using published numbers for the quarter ended March 31, 2008, the Federal Home Loan Banks had just under $3.8 billion in retained earnings. New York’s share was 11.4% of that total, up from 11.3% at the end of 2007. As the third largest Federal Home Loan Bank, New York’s retained earnings were the third highest dollar amount and the third highest as a percentage of total assets. The dividend reflects the New York Home Loan Bank’s low-risk profile and conservative investment strategy.

Future dividend rates may be significantly different from the current rate as a result of a number of factors including the effects of derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve targeted returns on our investments.

Unaudited Second Quarter Results

Total assets were $118.1 billion on June 30, 2008, compared to $108.5 billion on March 31, 2008. Advances increased to $90.8 billion, compared to $85.9 billion on March 31, 2008, and represented 77% of total assets.

For the six months ended June 30, 2008, the Home Loan Bank had net income of $174.2 million, representing a 23% increase in net income as compared to the $141.9 million for the first half of 2007.

Investments and short-term money-market instruments rose to $25.4 billion on June 30, 2008, up from $20.5 billion on March 31, 2008. Mortgage assets were at $1.46 billion at June 30, 2008, about the same as the end of the first quarter of 2008, and represented less than 1.3% of total assets. Capital rose to $5.3 billion on June 30, 2008, compared to
$4.8 billion on March 31, 2008.

Additional financial and other disclosures regarding the Bank may be found on the SEC website at http://www.sec.gov/edgar/searchedgar/webusers.htm.

Nominations Period Opening for 2008 Election of Directors of the Home Loan Bank

On July 7, 2008, nomination certificates and related information regarding the 2008 Director Election process were mailed to all eligible participating stockholders in New Jersey and New York. This year, one seat for New Jersey and two seats for New York are up for election. No seats for Puerto Rico and the U.S. Virgin Islands will be up for election this year. Each of the individuals elected will begin their new term starting on January 1, 2009. The deadline to return your nomination certificates to the FHLBNY is 5:00 p.m. on August 6, 2008.

In Washington

Housing and Economic Recovery Act of 2008 Signed Into Law

On July 30, President George Bush signed into law the “Housing and Economic Recovery Act of 2008.” The new law generally follows the form of the legislation that was described in my Report to you dated June 3, 2008. In sum, a new regulator – the Federal Housing Finance Agency (“FHFA”) – has been created for the Federal Home Loan Banks, Fannie Mae, and Freddie Mac. James B. Lockhart (the former OFHEO Director) will be the acting Director of the FHFA.

A brief summary of the key provisions contained in the new law affecting the Federal Home Loan Banks is enclosed for your information.

We will work closely with the new FHFA, the Federal Housing Finance Board (which will continue in existence for one year solely for purpose of winding up various matters), and the other 11 Home Loan Banks with respect to the implementation of the various new statutory requirements and other transition matters.

The Home Loan Bank team is proud to provide you with products and services to expand the responsible availability of mortgage credit, to compete effectively in your market, and to promote strong communities.

Sincerely,

Alfred A. DelliBovi
President

Enclosure

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Summary of FHLBank Provisions in GSE Reform Legislation
as prepared by the Council of the FHLBs
(As signed into law on July 30, 2008)

The FHLBank provisions in the legislation closely parallel the FHLBank provisions in the May 2008 Senate passed bill. The legislation, at Section 1117, adds the provisions sought by the Administration providing Treasury temporary authority (until December 31, 2009) to purchase obligations and securities issued by the Fannie Mae, Freddie Mac, and the FHLBanks, and includes, at Section 1118, a consultative role for the Chairman of the Federal Reserve (the consultation requirement also expires on December 31, 2009.) As part of the statutory language implementing Treasury’s authority the Director of the new agency is also given the authority – until December 31, 2009 — to approve, disapprove, or modify the executive compensation of the regulated entities.

The bill becomes effective date on the date of enactment. As of that date, the OFHEO Director would become the acting Director of the new agency. The Finance Board would be abolished one year after the date of enactment. The bill provides that during that period, the Finance Board may take actions solely for the purpose of winding up the affairs of the Finance Board.

The bill would establish a new regulator – the Federal Housing Finance Agency — for the Federal Home Loan Banks, as well as Fannie Mae and Freddie Mac. The new regulator would be headed by a Director appointed by the President and confirmed by the Senate for a five year term, and three Deputy Directors. The Deputy Directors would oversee Enterprise Regulation, FHLBank Regulation, and Housing Mission and Goals. (The Deputy Director for Housing Mission and Goals has oversight of the housing mission and goals of Fannie and Freddie, as well as oversight of the housing finance and community and economic development mission of the FHLBanks.)

The bill would establish a four member oversight board –the Federal Housing Finance Oversight Board — consisting of the Director, who serves as chair; the Secretaries of Treasury and HUD; and the SEC Chairman.

The new regulator would be an independent agency. The Director would be removable only for cause. Funding for the agency is not subject to the appropriations process. Congressional testimony is not subject to prior clearance. In addition, the new agency has independent litigating authority.

The new regulator is given broad authority to set capital standards for the FHLBanks, Fannie Mae and Freddie Mac, and to take enforcement actions in a manner similar to the Federal banking agencies. The bill provides broad conservatorship and receivership authority.

With respect to the FHLBanks, the bill includes the following provisions:

Recognition of Distinctions Between the Enterprises and the FHLBanks – The bill includes, at Section 1201, a provision that requires the Director, before issuing any new regulation or taking any other formal or informal agency action of general applicability and future effect relating to the FHLBanks (including the issuance of a new advisory document or examination guidance), to consider the differences between the FHLBanks and the enterprises with respect to the Banks’ - cooperative ownership structure; mission of providing liquidity to members; affordable housing and community development mission; capital structure; joint and several liability; as well as any other differences that the Director considers appropriate.

FHLBank Governance — The bill provides that the FHLBanks are to be governed by 13 directors (or such other number that the Director determines appropriate.) At least two-fifths of the directors must be independent (non-member) directors. A majority of the directors of each FHLBank must be member directors. All directors have four year terms and a three consecutive term limit. The bill repeals the present statutory caps on director compensation and requires the Director to report to Congress on the compensation and expenses paid to Bank directors. The grandfather clause - providing for each state to have at least the same number of elected directors as it had as of December 31, 1960 – is retained except in the case of a merger of FHLBanks. Directors serving as of the effective date of the act may serve for the remainder of their three year term.

The bill provides that all FHLBank directors are to be elected by a plurality vote of the FHLBank’s members. The independent directors are to be elected by the Bank’s members from persons nominated by each Bank’s board of directors after consultation with the Advisory Council of the Bank. The bill includes a conflict of interest provision specifying that during their terms of office independent directors may not be officers of any FHLBank or directors or officers of any member. The bill provides that an independent director may not be an employee of any member or any entity that receives advances from a Bank. (The bill removes the provision in current law at Section 7(a) that provides that independent directors may not “hold shares, or any other financial interest in, any member of a Bank.”)

The bill provides that at least two independent directors must represent the “public interest”. Public interest directors must have at least four years experience in representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections. The other independent directors must have demonstrated knowledge or experience in financial management, auditing and accounting, risk management practices, derivatives, project development, organizational management, or such other expertise as the Director provides by regulation.

Debt Issuance – The bill retains the function of the present Office of Finance in issuing and servicing the consolidated debt of the FHLBank System.

Housing Goals on AMA Programs – At Section 1205, the bill requires the Director to establish housing goals with respect to the purchases of mortgages, if any, by the FHLBanks. In establishing these goals, the Director is to consider the unique mission and ownership structure of the FHLBanks. To facilitate an orderly transition, the Director must establish interim target goals for the two calendar years after date of enactment of this section.

Community Development Financial Institutions (CDFI’s) – At Section 1206, the bill provides that CDFIs that are certified under the Community Development Banking and Financial Institutions Act of 1994 are made eligible for FHLBank membership.

Sharing of Information – At Section 1207, the bill provides that the Director must issue regulations to facilitate the sharing of information among the FHLBanks.

SEC Registration and Exemptions – At Section 1208 the bill includes a number of exemptions for the FHLBanks from complying with certain provisions of the securities laws, including provisions relating to proxies, purchasing their own securities, certain periodic reports and tender offers.

Voluntary Mergers – The bill, at Section 1209, authorizes the voluntary merger of FHLBanks with the approval of the Director and the banks’ boards. The Director is to issue regulations regarding the conditions and procedures for voluntary mergers, including procedures for bank member approval.

Authority to Reduce Districts – At Section 1210, the bill provides that the number of FHLBank districts may be reduced to less than 8 as a result of a voluntary merger or as a result of the Director’s action to liquidate a Bank.

Community Financial Institutions (CFIs) – The bill, at Section 1211, raises the asset size of “community financial institutions” from $500 million to $1 billion. The bill also provides that community development activities are authorized for CFI advances and collateral.

Report on Collateral and Mortgages Purchased- Section 1212 of the bill requires the Director to submit an annual report to Congress on the collateral pledged to the Banks, including an analysis of collateral by type and by Bank district. Also, each FHLBank is required to provide census tract level data on mortgages purchased, if any. The Director is to make this data available to the public, unless it is determined to be proprietary.

REFCORP – The bill at Section 1213 requires the Director to submit to Congress semiannual reports on the projected date for the completion of the required contributions.

Liquidation and Reorganization Due Process Requirement — At Section 1214 the bill amends Section 26 of the FHLBank Act to require that 30 days before liquidating or reorganizing a Bank, the Director must provide notice to the Bank and disclose the facts and circumstances on which the action is based. The Bank may contest the action in a formal hearing under the Administrative Procedure Act.

Securitization Study – The bill at Section 1215 includes a requirement that the Director conduct a study on securitization of mortgages purchased under the AMA programs and submit a report to Congress within a year.

Study of FHLBank Advances – The bill at Section 1217 requires the Director to conduct a study and report to Congress, within a year of the date of enactment, on the extent to which loans and securities used as collateral to support FHLBank advances are consistent with the interagency guidance on non-traditional mortgage products. The study is to consider and recommend any additional actions to ensure that the FHLBanks are not supporting loans with predatory characteristics. The Director is to provide an opportunity for the public to comment on any recommendations.

AHP Refinancing Authorization — The bill at Section 1218 includes language providing that during the two year period following the date of enactment, AHP subsidized advances may be used to refinance loans for families having an income at or below 80 percent of the median area income.

Definition of “Entity Affiliated Party” – The bill, at Section 1002, provides that the term “entity- affiliated party” includes any shareholder, affiliate, consultant or joint venture partner and any other person, as determined by the Director, that participates in the conduct of the affairs of a regulated entity. However, the bill provides that FHLBank member shareholders are not considered to have participated in the affairs of the FHLBank solely by reason of being a shareholder or customer of the FHLBank.

Separate Treatment of Assessments – At Section 1106, the bill includes language providing for separate treatment of FHLBank and Enterprise assessments.

Inclusion of Minorities and Women; Diversity in Agency Workforce – At Section 1116, the bill provides that each regulated entity must establish, or designate, an Office of Minority and Women Inclusion that is responsible for carrying out all matters of the entity relating to diversity in management, employment, and business activities. The new regulator is required to take affirmative steps to seek diversity in its workforce.

Joint Offices – While the bill does not include a separate section providing for joint offices, the bill does repeal Section 2B of the Federal Home Loan Bank Act, which abolished FHLBank joint offices.

Continuation and Coordination of Regulations – At Section 1312 the bill provides that all regulations, orders, and determinations issued by the Finance Board remain in effect unless modified, terminated, or set aside by the Director.

Amend Section 149(b) of the Internal Revenue Code. At Section 3023, the bill allows FHLBanks to support member banks’ letters of credit for tax-exempt bonds. (This authority sunsets on 12/31/2010.)

Effective Date/Date of Abolition of Finance Board – At Section 1163, the bill provides that the provisions of Title I become effective on the date of enactment. As of that date, the OFHEO Director would become the acting Director of the new agency. Under the bill the Finance Board would not be abolished until one year after the date of enactment. The bill provides that during that period, the Finance Board may take actions solely for the purpose of winding up the affairs of the Finance Board.